Exhibit 99.1

For Immediate Release

Ferro Corporation Announces Results of Tender Offer

and Consent Solicitation

CLEVELAND, Ohio – August 13, 2014 – Ferro Corporation (NYSE: FOE) (“Ferro” or the “Company”) announced today the final results of its previously announced tender offer and consent solicitation (the “Tender Offer”) with respect to all $250 million of its outstanding 7.875% Senior Notes due 2018 (the “Notes”), which expired at Midnight, New York City time, at the end of August 12, 2014 (the “Expiration Date”).

The Tender Offer was made in connection with the Company’s entry into new senior secured credit facilities in an aggregate principal amount of $500 million, consisting of a senior secured term loan facility in an aggregate principal amount of $300 million and a senior secured revolving credit facility in an aggregate principal amount of $200 million, which the Company entered into on July 31, 2014.

As of the Expiration Date, approximately $143 million of the aggregate principal amount of Notes had been validly tendered and not withdrawn in the Tender Offer, all of which had been previously accepted for purchase by the Company promptly after the early tender deadline at 5:00 p.m., New York City time, on July 30, 2014.

On July 31, 2014, the Company issued a Notice of Full Redemption notifying holders of outstanding notes that, on August 30, 2014, the Company will redeem all of the aggregate principal amount of the Notes that remain outstanding.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes. The Tender Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not have been in compliance with the securities, blue sky or other laws of such jurisdiction.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, Ferro has approximately 4,020 employees globally and reported 2013 sales of $1.6 billion.

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Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

or

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com